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September  28,  1999

Joseph  M.  Naughton
GO  ONLINE  NETWORKS  CORP,
25  Main  Street  Suite  201
Chico,  CA  95928-5489

Dear  Mr.  Naughton:

Welcome to Ingram Micro Inc., the leader in computer and technology related distribution. As an account holder, we offer you the advantage of one stop shopping with prompt and courteous service. We have established an account for GO ONLINE NETWORKS CORP and assigned Customer Number 50-324346.

Terms of payment are Net 30 days from the date of invoice With a limit of $15,000.00. Your assistance in seeing that our terms of sale are honored will be appreciated. I will be your Senior Credit Representative and may be reached at
(714)  566-1000,  extension  23795.  Your Sales Representative may be reached at
(800)  456-8000.

When making a payment to Ingram Micro, please be sure to indicate your account number along with which invoices are being paid to ensure proper posting. To help you maintain your account you will receive's statement within 15 days of each month end.

Information about Ingram Micro program and services is available on our Web site. You can search for the products you need, generate quotes and place orders all in one convenient online location www.ingrammicro.com To obtain your Internet ID, please call our Electronic Commerce Support team at 1-800-616-4665.

Thank you for choosing Ingram Micro Inc. as your distributor of choice. We will strive to fulfill our commitment to excellence In service and support

Please note that accounts with no activity for 12 months are subject to deletion.

Sincerely,

Leslie  Bowman
Senior  Credit  Representative

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